Exhibit 10.1
July 30, 2024

Regan Fackrell
St. George, UT

Dear Regan,

Thank you for your interest and your time to explore employment with Cavco Industries. It has been great sharing more of the Cavco story with you. We are delighted to have you join the Cavco family. It is my pleasure to confirm your offer as President - Cavco Insurance Division. Your knowledge, experience, and energy are a great match for the needs of the team.

The following are the terms of our offer of employment:

1.You will be employed in the capacity of President - Cavco Insurance Division. This is an exempt position that will work out of our New Braunfels Office. You will report to Steve Like, SVP of Corporate Development.

1.This offer is contingent upon the favorable completion of all background checks and verifications. The anticipated commencement date of your new role will be September 3, 2024.

1.You will be paid a starting base salary of $300,000 per annum, paid bi-weekly per the Company’s standard practices. All compensation is to be paid in accordance with Cavco’s standard payroll practices and subject to all withholdings and deductions as required by law.

1.Your compensation package includes participation in an annual fiscal year bonus incentive as follows:
◦2.2% of net pre-tax income of Palm Harbor Insurance Agency, our in-house insurance agency, with a current fiscal year estimate of $5.7 million.
◦2.2% based of consolidated net pre-tax income of Standard Casualty Company, Standard Insurance Agency and Mangrove Cell 70, our captive re-insurer, targeting $4.2 million in net pre-tax income. For FY2025 only, this component of your incentive bonus will have a $4.0 million floor on annual pre-tax income.
Your fiscal bonus will start in FY2025 (September 2024) and will be pro-rated based on your start date. Incentive compensation is discretionary and contingent upon various factors including, but not limited to, successful completion of individual performance-based objectives, business unit(s) performance, and/or company performance. Incentive bonus will be paid after completion of annual audit and annual earnings release. In order to qualify for the incentive payment, you must also be a full-time employee in good standing at the time the payment is made. Incentive payments will be paid in accordance with the company’s standard incentive program practices and subject to all withholding and employment taxes required by law.

1.We are pleased to offer a lump sum sign-on bonus to cover your relocation and realtor expenses related to your move for this position. You will be paid $60,000 to cover these expenses, which is provided to ensure a smooth transition as you join our team. The sign-on bonus will be treated as taxable income. This will be paid to you on your first scheduled payroll. If you resign or are terminated for good cause before completing two years of employment, you will be required to repay 100% of the Relocation Payment. However, 25% of the repayment obligation will be forgiven every 180 days you remain employed, so the entire amount will be forgiven if you stay with Cavco for two years.

1.You will be provided a Cavco expense card to cover airfare, hotel or other temporary housing, car rental, and meals during your transition for up to 90 days. Please refer to our company policy for detailed guidelines on how to utilize this benefit, including approved expense and spending limits.
2.Additionally, you will participate in our PTO Plan #2. This plan will provide you 160 hours (20 days) of vacation and 40 hours (5 days) of sick leave annually. Both vacation and sick time will be governed by the company’s policies and practices at the time. Cavco reserves the right to change any and all benefits plans, at its sole discretion at any time.

1.As an employee of Cavco Industries Inc., you are also eligible to participate in our benefits plans and program in effect from time to time, including 401k, group medical and life insurance, disability benefits, and other fringe benefits as made available to other similarly situated team members of Cavco, in accordance with and subject to eligibility and other provisions of such plans and programs. The Cavco benefits plans are described in more detail in the attached Benefits Guide. The company reserves the right to change its benefits programs with or without notice in its sole discretion.

1.You will be subject to all applicable employment and other policies of Cavco, which are outlined in the Company’s new hire packet.

1.Upon acceptance, you agree not to solicit and/or enable solicitation of any employee, contractor, or consultant of Cavco or any Cavco subsidiary whether employed by Cavco or not. The non-solicitation agreement is in full force and effect for two years after termination of employment.

1.In addition, you agree not to disclose confidential or proprietary information to anyone for any reason unless compelled to do so by legal order during or after your employment with Cavco for an indefinite period term.

1.This offer contingent upon the absence of any employment or consulting agreement with another company that would interfere with the responsibilities of the position. By accepting this offer, you confirm that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a former employer or an external consulting agreement.

1.You confirm that you will inform us about any such restrictions and provide us with as much information about them prior to the start of your employment, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

1.Cavco is an “at-will” employer, and this offer letter is not a guarantee of continued employment. This offer of employment or any other Cavco literature given to you is not and is not intended to be interpreted to alter the employment relationship between you and Cavco. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause. Likewise, Cavco will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or notice.

Regan, we are excited to present this opportunity to join the Cavco Team; we hope that you will accept this offer. There will be many opportunities to utilize your talents in an atmosphere that encourages people to fully realize their potential.

Please indicate your acceptance of our offer by signing below and returning one copy of the letter via email, no later than 5:00 PM PST, August 2, 2024. If you have any questions about this offer, please reach out to Todd Cantrill, Vice President of Human Resources at 602-283-9266 or Todd.Cantrill@Cavco.com.

Sincerely,

Steve Like
SVP of Corporate Development

I hereby certify my understanding that my employment will be “at-will” and that neither me nor any company representative have entered into a contract of any kind regarding the terms or duration of my employment. Cavco is an “at-will” employer, and this offer is not a guarantee of continued employment. This offer of employment or any other Cavco literature given to me is not and is not intended to be interpreted to alter the employment relationship between me and Cavco. As an at-will employee, I will be free to terminate my employment with the Company at any time, with or without cause or advance notice. Likewise, Cavco will have the right to reassign me, to change my compensation, or to terminate my employment at any time, with or without cause or advance notice.

ACCEPTED AND AGREED: /s/ Regan Fackrell 8/1/2024
Signature Date